Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Southern First Bancshares , Inc.

We consent to incorporation by reference in the Registration Statement on Form S-1 of our report dated March 8, 2012, relating to the consolidated financial statements of Southern First Bancshares, Inc. and Subsidiary as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, which appears in the December 31, 2011 Form 10-K, and to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina

May 4, 2012